     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1996


                                                      Registration No. 33-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -------------

                             PLAINS RESOURCES INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                            13-2898764
(State or other jurisdiction of    (I.R.S. Employer Identification No.)
incorporation or organization)


                               1600 SMITH STREET
                              HOUSTON, TEXAS 77002
                                 (713) 654-1414
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 -------------

                PLAINS RESOURCES INC. 1996 STOCK INCENTIVE PLAN
                            (full title of the plan)


                              MICHAEL R. PATTERSON
                       VICE PRESIDENT AND GENERAL COUNSEL
                             PLAINS RESOURCES INC.
                               1600 SMITH STREET
                              HOUSTON, TEXAS 77002
                                 (713) 654-1414
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -------------

                                    COPY TO:
                                 JOHN A. WATSON
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

                                 -------------

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                PROPOSED           PROPOSED
                                                                MAXIMUM            MAXIMUM
                                            AMOUNT TO        OFFERING PRICE       AGGREGATE         AMOUNT OF
  TITLE OF EACH CLASS OF                  BE REGISTERED        PER SHARE        OFFERING PRICE    REGISTRATION
SECURITIES TO BE REGISTERED                   (1)                 (2)              (2)                FEE
- ----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share    1,500,000  shares      $11.0625        $16,593,750       $5,722
================================================================================================================

(1) There are also registered hereby such indeterminant number of shares of common stock as may become issuable by reason of the anti-dilution provisions of the plan.

(2) Pursuant to Rule 457(h), the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average high and low sales prices of the Common Stock as reported by the American Stock Exchange on June 13, 1996, which was $11.0625.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

  Plains Resources Inc., a Delaware corporation (the "Company") hereby incorporates by reference in this Registration Statement the following documents:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Act of 1934, (the "Exchange Act"), since the fiscal year ended December 31, 1995.

  (c) The description of the Company's common stock, $0.10 par value (the "Common Stock"), contained in a registration statement on Form 8-A filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, is hereby deemed to be incorporated by reference in this Registration Statement and a part hereof from the date of the filing of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

  The consolidated financial statements and schedules incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995, and the audited historical statement of revenues and direct operating expenses of the Illinois Basin Properties included on page F-1 of the Company's Amendment No. 1 to Form 8-K/A dated February 21, 1996, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting. Information relating to the estimated quantities of proved reserves of oil and gas and the related estimates of future net revenues and present values thereof for certain periods, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as well as in the Notes to the Consolidated Financial Statements of the Company in such Annual Report, have been prepared by Netherland, Sewell & Associates, Inc., H. J. Gruy and Associates, Inc., and Ryder Scott Company, independent petroleum engineers, and are incorporated herein in reliance upon the authority of said firms as experts in petroleum engineering. The validity of the issuance of the shares of Common Stock registered hereby will be passed upon by Michael R. Patterson, Esq., Vice President and General Counsel of the Company. Mr. Patterson beneficially owns 114,437 shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Eleventh of the Company's Certificate of Incorporation provides that the Company shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of fact that he, his testator or intestate, is or was a director or officer of the Company or by reason of the fact that such director or officer, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of the Company's Certificate of Incorporation or Bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

  Additionally, Article VIII of the Company's Bylaws provides for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the "GCL"). The Bylaws generally follow the language of Section 145 of the GCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Bylaws, notwithstanding any contrary determination denying indemnification made by the Board, by independent legal counsel, or by the stockholders, and notwithstanding the absence of any determination with respect to indemnification. The Bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Bylaws, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Company or another enterprise, or on information supplied to him by the officers of the Company or another enterprise in the course of their duties, or on the advise of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise.

  Pursuant to Section 145 of the GCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for such persons.

  The above discussion of the Company's Certificate of Incorporation and Bylaws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statute.

  The Company has entered into employment agreements containing indemnification provisions with the following officers; Mr. Armstrong, President and Chief Executive Officer and Mr. Egg its Senior Vice President. Pursuant to such agreements, the Company has agreed to indemnify and hold each such officer harmless to the fullest extent permitted by law, from any loss, damage or liability incurred in the course of his respective employment. The amount paid by the Company is reducible by the amount of insurance paid to or on behalf of such officer with respect to any event giving rise to indemnification. Each such officer's right to indemnification is to survive his respective death or termination of employment and the termination of his applicable employment agreement.

ITEM 8. EXHIBITS

  4     Plains Resources Inc. 1996 Stock Incentive Plan.

  5 Opinion of Michael R. Patterson, Esq. regarding legality of securities being registered.

  23(a) Consent of Price Waterhouse, independent accountants.

  23(b) Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers.

  23(c) Consent of H. J. Gruy and Associates, Inc., independent petroleum engineers.

  23(d) Consent of Ryder Scott Company, independent petroleum engineers.

  23(e) Consent of Michael R. Patterson, Esq. (contained in Exhibit 5 hereto).

  24    Power of attorney (contained on page II-5 hereof).

ITEM 9. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip D. Kramer and Michael R. Patterson, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 14, 1996.


                                       PLAINS RESOURCES INC.


                                       By: /s/ Greg L. Armstrong
                                           -------------------------------------
                                           Greg L. Armstrong
                                           President and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on June 14, 1996.


     Signature                                                 Title
     ---------                                                 -----



     /s/ Greg L. Armstrong                     President, Chief Executive
- --------------------------------------          Officer and Director
         Greg L. Armstrong                      (Principal Executive Officer)


     /s/ Cynthia A. Feeback                    Controller and Principal
- --------------------------------------          Accounting Officer
         Cynthia A. Feeback


     /s/ Phillip D. Kramer                     Vice President, Chief Financial
- --------------------------------------          Officer and Treasurer
         Phillip D. Kramer                      (Principal Financial Officer)


     /s/ Robert A. Bezuch                      Director
- --------------------------------------
         Robert A. Bezuch

     /s/ Tom H. Delimitros                     Director
- --------------------------------------
         Tom H. Delimitros


                                               Director
- --------------------------------------
         William M. Hitchcock


     /s/ Dan M. Krausse                        Director
- --------------------------------------
         Dan M. Krausse


     /s/ John H. Lollar                        Director
- --------------------------------------
         John H. Lollar


     /s/ Robert V. Sinnott                     Director
- --------------------------------------
         Robert V. Sinnott


     /s/ J. Taft Symonds                       Director
- --------------------------------------
         J. Taft Symonds